Exhibit 10.94

Amendment No. 1 to Employment Agreement

This Amendment No. 1 (this “Amendment”) to the Employment Agreement (the “Agreement”), dated as of September 24, 2018, between Caesars Enterprise Services, LLC (the “Company”) and Monica Digilio (“Executive”) is effective as of December 12, 2018 (the “Amendment Effective Date”).

WHEREAS, in consideration of Executive’s service and in order to induce Executive to remain in the employ of the Company, the Company desires to provide Executive with certain incentives;

WHEREAS, Executive and the Company wish to amend the Agreement; and

WHEREAS, pursuant to Section 17(b) of the Agreement, any amendment to the Agreement must be made in writing signed by the parties thereto.

NOW THEREFORE, in consideration for the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound hereby, the parties hereby agree as follows:

1. The following Section, Section 9(e) is added to read as follows:

(e) Vesting of Long Term Incentive Awards upon Certain Terminations. Notwithstanding anything to the contrary herein, in the event that (i) Executive’s employment is terminated by the Company without Cause, (ii) Executive resigns for Good Reason, (iii) Executive’s employment is terminated by reason of Executive’s death or (iv) Executive is terminated by the Company on account of Executive’s Disability, in each case at any time between the Amendment Effective Date and December 5, 2019, all outstanding awards under the Caesars Entertainment Corporation 2012 Performance Incentive Plan, the Caesars Entertainment Corporation 2017 Performance Incentive Plan, and any other Company long-term incentive program will immediately vest; provided, however, that such awards will be settled in accordance with the terms of the applicable award agreement or incentive plan; and provided, further, that in the case of any award that is subject to Section 409A of the Code, such award shall be settled in a manner consistent with the requirements with Section 409A of the Code and nothing herein shall be construed to change the payment timing of such award in violation of Section 409A of the Code. In addition, any outstanding stock options will remain exercisable until the second anniversary of such termination; provided, however, that in no event shall the exercise period extend beyond the original term of the option. Notwithstanding anything to the contrary herein, any performance-based long-term incentive awards that vest pursuant to this Section 9(e) will vest (if at all) based on actual performance through the end of the applicable performance period.

2. This Amendment shall in all respects be governed by and construed in accordance with the laws of the State of Nevada as to all matters, including but not limited to matters of validity, construction, effect and performance.

3. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

4. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Effective Date.

Caesars Enterprise Services, LLC

By:	/s/Mark Frissora
By: Mark Frissora
Title: Vice President & Chief Executive Officer

/s/Monica Digilio
Monica Digilio
Executive

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